Exhibit 3.1

CERTIFICATE OF AMENDMENT

OF

DUKE CAPITAL LLC

1.	The name of the limited liability company is Duke Capital LLC.

2.	The Certificate of Formation of the limited liability company is hereby amended as follows:

Article FIRST is amended to read as follows:

“First. The name of the limited liability company is Spectra Energy Capital, LLC.”

3.	The effective date of the name change is January 2, 2007.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Amendment of Duke Capital LLC this 27th day of December, 2006.

/s/ Beverly J. Fite
Beverly J. Fite — Authorized Person